UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 17, 2008
MARLIN BUSINESS SERVICES CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-50448	38-3686388

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Fellowship Road, Mount Laurel, NJ	08054

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(888) 479-9111

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 17, 2008, Matthew J. Sullivan, was appointed to the Board of Directors of Marlin Business Services Corp. as an independent director. As compensation for service as a director, Mr. Sullivan will receive the established compensation for non-employee directors. For Mr. Sullivan this consists of (a) a director annual retainer fee of $30,000 per year, payable in quarterly installments and (b) a one-time grant as a new director on April 17, 2008, of 5,000 options, vesting one-quarter each year for four years. In addition, non-employee independent members of the Board of Directors receive annual grants under the Corporation’s 2003 Equity Compensation Plan of (i) restricted stock yielding a present value of $27,000 at the stock award grant date and (ii) options yielding a present value of $9,000 at the grant date (using an option-pricing model). The annual restricted stock awards vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service. The annual option grants cliff vest one year from the grant date. The per share exercise price of all options granted to non-employee independent members of the Board of Directors is equal to the fair market value per share on the date the option is granted.
Mr. Sullivan, age 50, is a Partner with Peachtree Equity Partners (“Peachtree”). Mr. Sullivan co-founded Peachtree in 2002. From 1994 to 2002, Mr. Sullivan held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, the most recent of which was Managing Director. From 1983 to 1994, Mr. Sullivan worked in the Corporate Finance Department at Kidder, Peabody & Co. and previously with Arthur Andersen & Company where he earned his CPA (currently non-active status). Mr. Sullivan received his undergraduate degree in finance from the University of Pennsylvania and his MBA from Harvard Business School.
Mr. Sullivan was appointed to the Board under the terms of the Letter Agreement, dated as of June 18, 2007 (the “Letter Agreement”), by, and among the Company, Peachtree Equity Investment Management, Inc. (“Peachtree Equity”) and WCI (Private Equity) LLC (“WCI”). A copy of the Letter Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 17, 2008.
Under the Letter Agreement, which became effective on March 11, 2008, the Company agreed to create one vacancy on the Board and to take all necessary action to appoint one individual proposed by Peachtree Equity and WCI as a member of the Board who will serve as a director until the expiration of the term at the Company’s 2008 annual meeting of shareholders. In addition, the Company agreed to include an individual proposed by Peachtree Equity and WCI on the Board’s slate of nominees for election as a director of the Company and to use its best efforts to cause the election of such individual so long as Peachtree Equity and WCI are subject to the terms and conditions of the Passivity Agreement, dated as of June 18, 2007 (the “Passivity Agreement”), among Peachtree Equity, WCI and the Federal Deposit Insurance Corporation (“FDIC”). In connection with the execution of the Passivity Agreement, the Company entered into the Letter Agreement, and both agreements became effective on March 11, 2008, upon the issuance from the FDIC of the federal deposit insurance for the Company’s wholly-owned subsidiary, Marlin Business Bank, an industrial bank chartered by the State of Utah (the “Bank”).
The Company had previously announced on March 26, 2007, that it had received correspondence from the FDIC approving the application for federal deposit insurance for the Bank, subject to certain conditions set forth in the order issued by the FDIC, dated as of March 20, 2007 (the “Order”). In the Order, the FDIC determined that Peachtree Equity would indirectly control the Bank under the rebuttable presumption of control provisions of the Change in Bank Control Act of 1978, 12 C.F.R. §303.82(b)(2), because Peachtree Equity owns over 10% of the Company’s stock and the Company has registered its shares under Section 12 of the Securities Exchange Act of 1934. In addition, the FDIC concluded in the Order that Peachtree Equity was engaged in commercial activities that were not permissible for a financial holding company or savings and loan holding company. Therefore, the approval of the Company’s application for the Bank was conditioned on Peachtree Equity and WCI, whose sole manager is Peachtree Equity, executing the Passivity Agreement with the FDIC to eliminate Peachtree Equity and WCI’s ability to control the Bank.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARLIN BUSINESS SERVICES CORP. (Registrant)
Date: April 22, 2008	/s/ Daniel P. Dyer
Daniel P. Dyer
Chief Executive Officer